Exhibit 10.3

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT dated as of June 14, 2007 (the “First Amendment”), is by and among CENTRO NP LLC, a Delaware limited liability company (formerly known as Super IntermediateCo LLC), (the “Borrower”) BANK OF AMERICA, N.A., as Administrative Agent for the Lenders under the Revolving Credit Agreement referenced below (in such capacity, the “Administrative Agent”) and the Lenders to such Revolving Credit Agreement, and is an amendment to that certain Revolving Credit Agreement dated as of April 20, 2007 by and among the Borrower, the Lenders and the Administrative Agent (the “Revolving Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Revolving Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders, and the Administrative Agent have agreed to amend the Revolving Credit Agreement on the terms and conditions set forth herein; and

WHEREAS, each of the Guarantors under that certain Guaranty dated as of April 20, 2007, has executed this First Amendment as evidence of such Guarantor’s consent to the amendment set forth herein and for the purposes of (a) reaffirming the terms of its Guaranty, (b) making the representations and warranties set forth herein to the extent applicable to such Guarantor and (c) for the other purposes referenced herein;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.                                      Amendments to Revolving Credit Agreement.

(a)                                  All references to “Super IntermediateCo LLC” contained in the Revolving Credit Agreement (and each other Loan Document) are hereby deemed to be references to “Centro NP LLC.”

(b)                                 All references to the Borrower as a “Maryland limited liability company” contained in the Revolving Credit Agreement (and each other Loan Document) are hereby changed to reference the Borrower as a “Delaware limited liability company.”

(c)                                  The definition of the term “Applicable Margin” contained in Section 1.1 of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

““Applicable Margin”:  (a) with respect to the unpaid principal balance of Prime Rate Loans or LIBOR Loans, at all times during which the applicable Pricing Level set forth below is in effect, (b) with respect to the calculation of the Facility Fee pursuant to Section 3.1, at all times during which the applicable Pricing Level set forth below is in effect (the “Applicable Facility Fee Percentage”), and (c) with respect to the calculation of the Letter of Credit Commission Fees pursuant to Section 2.5(f), at all times during which the applicable Pricing Level set forth below is in effect, the respective percentage set forth below next to such Pricing Level:

Pricing Level	LIBOR Loans/ Letter of Credit Commission Fee	Prime Rate Loans	Applicable Facility Fee Percentage

Pricing Level I	0.375%	0%	0.125%
Pricing Level II	0.425%	0%	0.150%
Pricing Level III	0.550%	0%	0.150%
Pricing Level IV	0.750%	0%	0.200%
Pricing Level V	1.000%	0.250%	0.250%

Changes in the Applicable Margin resulting from a change in a Pricing Level shall become effective as of the opening of business upon the date of any change in the Senior Debt Rating of the Borrower (or, if applicable, NXL, as determined in accordance with the definition of the term “Senior Debt Rating”), as determined by S&P, Moody’s and/or Fitch, as the case may be, which would affect the applicable Pricing Level.”

(c)                                  The definition of the term “Excepted Mortgage Indebtedness” contained in Section 1.1 of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

““Excepted Mortgage Indebtedness”: means any mortgage Indebtedness of the Borrower or any of its Subsidiaries pursuant to which a default or event of default has arisen solely as a result of the Merger or Liquidation and the transactions related thereto but which has not been accelerated or otherwise the subject of a demand in accordance with the terms of such Indebtedness for prepayment prior to maturity.”

(d)                                 The definition of the term “Senior Debt Rating” contained in Section 1.1 of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

““Senior Debt Rating”: the senior unsecured non-credit-enhanced debt rating of the Borrower as determined by S&P, Moody’s and/or Fitch from time to time; provided, that (a) if the Borrower receives only two ratings and these ratings are not equivalent, the Pricing Level is determined by the higher of the two ratings; (b) if the Borrower receives more than two ratings, the Pricing Level is determined by the second highest rating and (c) if the Borrower fails to maintain a Senior Debt Rating from at least two of S&P, Moody’s or Fitch, the Pricing Level would be the rating level at less than BBB-/Baa3; provided, that if the Borrower has not yet been rated by any such service, then the latest rating, if any, given by any such service to NXL shall be used in determining the Borrower’s rating from such service for purposes hereof.”

(e)                                  Section 5.5 of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

“5.5                           Litigation.

Except as disclosed on Schedule 4.5, there shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.”

(f)                                    Section 7.1(c) of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(c)                            Quarterly Statements.  As soon as available, but in any event within 60 days after the end of the first three fiscal quarters of each year of the Borrower (except in the case of the first fiscal quarter occurring during calendar year 2007, for which quarter the outside date for delivery shall be the date which is 120 days following the end of such quarter), a copy of the unaudited Consolidated Balance Sheet of the Borrower as at the end of each such quarterly period, together with the related unaudited Consolidated Statements of Income and Cash Flows for the elapsed portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by the Chief Financial Officer as being true, correct and complete in all material respects and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries.”

(g)                                 Section 7.1(e) of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(e)                            Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(c), a Compliance Certificate, certified by the Chief Financial Officer, or Treasurer and Vice President, setting forth in reasonable detail the computations demonstrating whether the Borrower is in compliance with the provisions of Sections 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18.”

(h)                                 Section 7.12(b) of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                           Not, at any time during the term hereof, (i) fail to observe all organizational formalities and maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person (except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate; provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records), (ii) commingle its assets with the assets of any Person holding equity interests of the Borrower or permit any Person holding equity interests of the Borrower or any other constituent party independent access to its bank accounts; (iii) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (iv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity; (v) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of their contemplated business operations; (vi) without the unanimous written consent of all of its members (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Debtor Relief Laws, (B) seek or consent to the appointment of a receiver, liquidator or any similar official, (C) take any action that might cause such entity to become insolvent, or (D) make an assignment for the benefit of creditors; (vii) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds, provided that there are sufficient funds from the operation of the Property to do so; (viii) acquire obligations or securities of its members or other Affiliates, as applicable, except as expressly permitted herein; or (ix) fail to maintain a sufficient number of employees in light of its contemplated business operations.”

(i)                                     Section 8.11(c) of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(c)                            the Borrower may (i) effect Stock repurchases and redemptions to the extent permitted by Sections 8.3(l) or 8.3(m) and (ii) in connection with the Liquidation, make liquidation payments in respect of the Series D and E preferred shares of the Borrower in amounts not to exceed $276,250,000 plus any accrued and unpaid dividends owing at the time of the Liquidation or at the time of the payment of liquidation payments, as applicable, in accordance with the terms of such preferred shares;”

(j)                                     Section 8.16 of the Revolving Credit Agreement is hereby deleted in its entirety and replaced with the following:

“8.16                     Indebtedness to Unencumbered Assets Ratio.

Permit the ratio of Consolidated Total Indebtedness consisting of Consolidated unsecured Indebtedness of the Borrower and its Subsidiaries to Unencumbered Asset Value to, at any time, exceed 60%.”

(k)                                  Each of Exhibits A, B, C, D, E, F, G, H, J, K, L and M to the Revolving Credit Agreement are hereby deleted in their entirety and replaced with the applicable Exhibit set forth on Rider A attached hereto.

2.                                      Conditions Precedent.  The effectiveness of this First Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)                                  a counterpart of this First Amendment duly executed by the Borrower, each of the Guarantors, each of the Lenders and the Administrative Agent;

(b)                                 payment by Borrower of all outstanding fees and expenses of the Administrative Agent and the Administrative Agent’s counsel payable in accordance with the Revolving Credit Agreement and this First Amendment; and

(c)                                  such other documents, instruments and agreements as the Administrative Agent may reasonably request.

3.                                      Representations.  The Borrower and each of the Guarantors collectively represent and warrant to the Administrative Agent and the Lenders that:

(a)                                  Authorization.  The Borrower and each of the Guarantors, respectively, has the right and power and has obtained all authorizations necessary to execute and deliver this First Amendment and to perform its respective obligations hereunder and under the Revolving Credit Agreement, as amended by this First Amendment, in accordance with their respective terms, except to the extent the failure would not reasonably be expected to have a Material Adverse Effect.  This First Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each Guarantor, respectively, and each of this First Amendment and the Revolving Credit Agreement, as amended by this First Amendment, is a legal, valid and binding obligation of the Borrower and each Guarantor (each as applicable), enforceable against the Borrower and each Guarantor (each as applicable) in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and by equitable principles generally.

(b)                                 Compliance with Laws, etc.  The execution and delivery by the Borrower and each of the Guarantors of this First Amendment and the performance by the Borrower and/or the Guarantors of this First Amendment and the Revolving Credit Agreement, as amended by this First Amendment, in accordance with their respective terms, does not and will not, by the passage of time, the giving of notice or otherwise (except to the extent the failure, violation, breach or default would not reasonably be expected to have a Material Adverse Effect): (i) require any approval (other than those already obtained) by any Governmental Authority or violate any law which is applicable to the Borrower, any Guarantor, any Financial Covenant Party, the Loan Documents or the transactions contemplated herein or therein; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, any of the Guarantors or any other Financial Covenant Party, or any indenture, agreement/or other instrument to which the Borrower, any of the Guarantors or any other Financial Covenant Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower, any Guarantor or any other Financial Covenant Party other than in favor of the Administrative Agent for the benefit of the Lenders; and

(c)                                  No Default.  No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this First Amendment.

4.                                      Reaffirmation of Representations.  The Borrower and each of the Guarantors hereby repeat and reaffirm all representations and warranties made by such party to the Administrative Agent and the Lenders in the Revolving Credit Agreement, as amended hereby, and the other Loan Documents to which it is a party on and as of the date hereof (other than any representation or warranty expressly relating to an earlier date) with the same force and effect as if such representations and warranties were set forth in this First Amendment in full.

5.                                      Reaffirmation of Guaranty.  Each of the Guarantors hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under the Revolving Credit Agreement, as amended hereby, and, except as amended hereby, agrees that the transactions contemplated by this First Amendment shall not in any way affect the validity and enforceability of their respective guaranty obligations thereunder or reduce, impair or discharge the obligations of such Guarantors thereunder.

6.                                      Severability.  If any provision of this First Amendment or of the Revolving Credit Agreement, as amended hereby, is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this First Amendment or of the Revolving Credit Agreement, as applicable, shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.                                      Certain References.  Each reference to the Revolving Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Revolving Credit Agreement as amended by this First Amendment and this First Amendment shall be deemed a Loan Document for purposes of the application of provisions of the Revolving Credit Agreement generally applicable thereto (including, without limitation, any waiver provisions).

8.                                      Expenses.  The Borrower shall (to the extent not previously paid pursuant to Section 2(b) above) reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this First Amendment and the other agreements and documents executed and delivered in connection herewith.

9.                                      Benefits.  This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.                               No Novation. The parties hereto intend this First Amendment to evidence the amendments to the terms of the existing indebtedness of the Borrower and Guarantors to the Lenders as specifically set forth herein and do not intend for such amendments to constitute a novation in any manner whatsoever.

11.                               GOVERNING LAW.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.                               No Implied Agreements.  Except as expressly herein amended, the terms and conditions of the Revolving Credit Agreement and the other Loan Documents remain in full force and effect.  The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

13.                               Counterparts. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this First Amendment to produce or account for more than one such counterpart for each of the parties hereto.  Delivery by facsimile or scanned copy by electronic mail by any of the parties hereto of an executed counterpart of this First Amendment shall be as effective as an original executed counterpart hereof.  Each counterpart hereof shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

14.                                 Binding Effect.  This First Amendment shall become effective as of the date hereof at such time when all of the conditions set forth in Section 2 hereof have been satisfied or waived by the Required Lenders and it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of the Required Lenders, and thereafter this Revolving Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and assigns.

15.                               Release.  Each Credit Party hereby represents and warrants that it has no claims, counterclaims, offsets, or defenses to the Revolving Credit Agreement or any of the other Loan Documents, or to the performance of their respective obligations thereunder and, in consideration of the Lenders’ and Administrative Agent’s willingness to grant the amendment referenced herein, hereby releases the Administrative Agent, the Lenders, the L/C Issuer, the Arranger and each of their respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof, except to the extent of the gross negligence or willful misconduct of any such Person.

16.                               Definitions.  All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Revolving Credit Agreement.  The interpretive provisions set forth in Article I of the Revolving Credit Agreement, except as modified hereby, shall apply to this First Amendment as though set forth herein.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to be duly executed and delivered as of the date written above.

BORROWER:	CENTRO NP LLC, a Delaware limited liability company
(formerly known as Super IntermediateCo LLC)

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

SUBSIDIARY GUARANTORS:	NEW PLAN REALTY TRUST, LLC a Delaware limited
liability company

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

EXCEL REALTY TRUST - ST, LLC, a Delaware limited
liability company

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

NEW PLAN FLORIDA HOLDINGS, LLC, a Delaware limited
liability company

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

CA NEW PLAN ASSET PARTNERSHIP IV, L.P., a Delaware
limited partnership

	By:	CA New Plan Asset, Inc., a Delaware corporation, its sole
general partner

	By:	/s/ Steven Siegel
Name: Steven Siegel
Title: EVP, General Counsel and Secretary

EXCEL REALTY TRUST-NC, a North Carolina general
partnership

	By:	NC Properties #1 Inc., a Delaware corporation, its managing
partner

	By:	/s/ Steven Siegel
Name: Steven Siegel
Title: EVP, General Counsel and Secretary

NP OF TENNESSEE, L.P., a Delaware limited partnership

By:	New Plan of Tennessee, Inc., a Delaware corporation, its
sole general partner

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

POINTE ORLANDO DEVELOPMENT COMPANY, a
California general partnership

By:	ERT Development Corporation, a Delaware corporation, general partner

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

By:	ERT Pointe Orlando, Inc., a New York Corporation, a New
York corporation, general partner

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

CA NEW PLAN TEXAS ASSETS, L.P., a Delaware limited
partnership

By:	CA New Plan Floating Rate SPE, Inc., a Delaware corporation, its sole general partner

	By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP, General Counsel and Secretary

HK NEW PLAN EXCHANGE PROPERTY OWNER I, LLC, a
Delaware limited liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	EVP, General Counsel and Secretary

HK NEW PLAN EXCHANGE PROPERTY OWNER II, L.P., a
Delaware limited partnership

By:	HK New Plan Lower Tier OH, LLC, a Delaware limited
liability company, its general partner

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	EVP, General Counsel and Secretary

NEW PLAN OF ILLINOIS, LLC, a Delaware limited liability
company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	EVP, General Counsel and Secretary

NEW PLAN PROPERTY HOLDING COMPANY, a Maryland
real estate investment trust

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	EVP, General Counsel and Secretary

NEW PLAN OF MICHIGAN, LLC, a Delaware limited
liability company

By:	/s/ Steven Siegel
Name:	Steven Siegel
Title:	EVP, General Counsel and Secretary

ADMINISTRATIVE AGENT/LENDERS:	BANK OF AMERICA, N.A., in its capacity as Administrative
Agent and as the sole Lender under the Revolving Credit Agreement

	By:	/s/ Mark Mokelke
	Name:	/s/ Mark Mokelke
	Title:	Vice President